Exhibit 5.1 and 23.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

January 25, 2019

Transportation Systems Holdings Inc.
41 Farnsworth Street
Boston, MA 02210

Ladies and Gentlemen:

Transportation Systems Holdings Inc. (the “Company”), a Delaware corporation and wholly owned subsidiary of General Electric Company (“GE”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 8,700,000,000 shares of its common stock, par value $0.01 per share (the “Company Common Stock”), to be distributed to holders of GE common stock, par value $0.06 per share, pursuant to the pro rata spin-off described in the Registration Statement.

We, as your and GE’s counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, (1) the shares of Company Common Stock that have been issued prior to the date hereof are validly issued, fully paid and non-assessable and (2) the shares of Company Common Stock to be issued pursuant to the Agreement and Plan of Merger by and among GE, the Company, Westinghouse Air Brake Technologies Corporation (“Wabtec”) and Wabtec US Rail Holdings, Inc., dated as of May 20, 2018 and amended as of January 25, 2019, and the Separation, Distribution and Sale Agreement by and among GE, the Company, Wabtec and Wabtec US Rail, Inc., dated as of May 20, 2018 and amended as of January 25, 2019, when so issued, will be validly issued, fully paid and non-assessable, except that, in the case of both (1) and (2), pursuant to Section 630 of the New York Business Corporation Law, the ten largest shareholders are potentially personally liable for all debts, wages or salaries due and owing to any laborers, servants or employees of the Company, when the unpaid services are performed in New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP